Exhibit 99.1
Comed Healthcare Management, Inc. Reports
Record Revenues for Second Quarter of 2011

Second Quarter Revenue Increased 13% to $16.7 Million

Hanover, Md. – August 12, 2011 (Business Wire) -- Conmed Healthcare Management, Inc. (NYSE Amex: CONM) today announced financial results for the three- and six-month periods ended June 30, 2011. Highlights of and subsequent to the second quarter include:

•	Net revenue increased 13.0% to $16.7 million as compared with $14.7 million in the second quarter of 2010.
•	Gross profit was $3.0 million, compared to $2.9 million in the second quarter of 2010.
•
Operating expenses were $3.0 million as compared to $2.3 million in the second quarter of 2010, primarily due to $364,000 in Merger-related expense and a $350,000 non-recurring accrual for sales taxes.

•	Operating income was $0.03 million, compared to $0.7 million in the second quarter of 2010.
•	Net loss was $0.1 million, or ($0.01) per basic and diluted share, compared to net income of $0.3 million, or $0.03 per basic and $0.02 per diluted share, in the second quarter of 2010.
•	The Company generated $0.5 million in positive net cash flow from operations in the second quarter of 2011.
•	Cash and cash equivalents were $14.6 million at June 30, 2011.
•	Three new multi-year contract awards:
o	Ocean County, New Jersey, valued at $17.1 million over the five-year term, effective July 1, 2011.
o	Worcester County, Maryland, valued at $650,000 during the initial one-year term, effective July 1, 2011.
o	Newport News, Virginia, valued at $13.6 million over the full ten-year term, effective August 1, 2011
•	On July 11, 2011, Conmed entered into a definitive merger agreement to be acquired by Ayelet Investments LLC for $3.85 per share in cash.

Dr. Richard Turner, Chairman and Chief Executive Officer stated, “Just after the quarter closed, we announced our intent to be acquired by Ayelet Investments for $3.85 per share in cash.  Our Board of Directors believes this is a fair valuation for the Company, and has unanimously approved the transaction, which was the culmination of an extensive seven-month strategic options process.  With stockholder approval, CONMED will go forward as a private company.”

Second Quarter Financial Results
Net revenue for the three months ended June 30, 2011, increased 13.0% to $16.7 million from $14.7 million in the second quarter of 2010. The addition of service contracts signed with new jurisdictions since April 1, 2010 accounted for $2,012,035 or 104.9% of the increase in revenue for the three months ended June 30, 2011 compared to the same period for the prior year.  Revenue improvement also resulted from expansion of the services provided under a number of our existing contracts in which we were providing services prior to April 1, 2010. Revenues also increased as a result of price increases offset by the repricing under the two year extension amendment to the Pima County contract which began on July 1, 2010. Also, partially offsetting the revenue increases above were decreases in other volume related activities associated with lower inmate populations at certain facilities.  Additionally, stop/loss reimbursements decreased reflecting lower out-of-facility medical expenditures in excess of stop/loss limits which are billed back to clients.

Total healthcare expenses for the quarter ended June 30, 2011, were $13.6 million compared to $11.8 million in the same period for the prior year. Spending for salaries and employee benefits increased by $963,803, or 11.4%, due primarily to the addition of new healthcare employees required to support the staffing requirements for our new medical service contracts. The decrease in salaries and employee benefits as a percentage of revenue is due to a change in the mix of expense for salaries and benefits. In addition to providing staffing services, the new service contracts include responsibility for medical services both in and out of the facility, as well as pharmacy services, resulting in a lower ratio of salaries and employee benefits to revenue.

Gross profit increased to $3.0 million for the three months ended June 30, 2011 from $2.9 million in the same period for the prior year, while gross margin declined from 19.9% for the three months ended June 30, 2010 to 18.1% for the three months ended June 30, 2011 due primarily to the repricing renewal under the Pima County extension amendment, lower margins associated with the new contract wins and increased expenditures for out-of-facility patient care partially offset by lower pharmacy expenditures.

Selling and administrative expenses were $2.8 million in the second quarter of 2011 compared to $2.0 million in the second quarter of 2010.  The increased expenditure reflects a non-recurring $350,000 accrual for sales taxes, plus approximately $364,000 of merger-related expense, as well as an increased investment in additional management and administrative personnel required to support new contracts and services added since April 1, 2010.  These increases were partially offset by decreases in business development fees, equity based compensation, recruiting, and legal fees.

Depreciation and amortization was approximately $160,000 in the second quarter of 2011 compared to approximately $280,000 in the 2010 period. The decrease primarily reflects a reduction in amortization expense as certain individual service contracts acquired have become fully amortized, offset in part by an increase in depreciation expense related to capital expenditures associated with purchases of vehicles and medical equipment, offset by lower computer depreciation as certain assets have become fully depreciated.

As a result, total operating expenses were $3.0 million in the second quarter of 2011 compared to $2.3 million in the second quarter of 2010. Operating expenses as a percentage of revenue increased 260 basis points to 18.0% from 15.4% in the same period for the prior year.

Conmed reported operating income of approximately $26,000 in the second quarter of 2011, compared to approximately $661,000 in the same period for the prior year.

Net loss was approximately $139,000, or ($0.01) per basic and diluted share, compared to net income of approximately $342,000, or $0.03 per basic and $0.02 per diluted share, in the same period for the prior year. During the second quarter net loss included a $225,723, adjustment to reflect the change in fair value of derivatives (outstanding warrants) as required under Derivative Accounting for Warrants that are Indexed to an Entity’s Own Stock.** The increased unrealized loss was primarily the result of a $0.38 increase in our stock price from March 31, 2011 to June 30, 2011.

For the second quarter of 2011, adjusted EBITDA*, a non-GAAP measure, was approximately $0.3 million compared to approximately $1.1 million in the prior year second quarter.

Year-to-Date Financial Results
Net revenue for the six months ended June 30, 2011 increased 11.8%, or $3.5 million, to $33.0 million, compared to $29.5 million for the same period for the prior year. The addition of service contracts signed with new jurisdictions since January 1, 2010 accounted for $4.0 million, or 113.7%, of the revenue increase. Total healthcare expenses for the six months ended June 30, 2011 were $27.0 million compared to $23.7 million in the same period for the prior year. For the six months ended June 30, 2011, gross profit increased 3.0% to $6.0 million, representing 18.2% gross margin, compared to gross profit of $5.8 million, or 19.8% gross margin, in the same period for the prior year.

Total operating expenses were $5.2 million, or 15.7% of revenue for the six months ended June 30, 2011 compared to $4.6 million, or 15.6% of revenue for the year-ago period. Conmed's operating income was $0.8 million for the six months ended June 30, 2011 compared to $1.2 million in the same period for the prior year. Net income was approximately $254,000 or $0.02 per basic and diluted share, compared to net income of $626,000 or $0.05 per basic and $0.04 per diluted share, in the 2010 period.

For the first six months of 2011, adjusted EBITDA* was $1.4 million compared to $2.1 million in the same period for the prior year.

During the six months ended June 30, 2011 and 2010, we recognized an unrealized loss of $355,467 and $47,379, respectively, to reflect the loss on fair value of derivatives (outstanding warrants) as required under derivative accounting for warrants that are indexed to an entity’s own stock**.  The increased unrealized loss in the second quarter of 2011 was primarily the result of a $0.60 increase in our stock price from December 31, 2010 to June 30, 2011.

Cash and Equivalents
The Company generated $0.5 million in operating cash flow in the quarter ended June 30, 2011. Cash and cash equivalents were $14.6 million at June 30, 2011, compared to $13.3 million at December 31, 2010

Stockholders’ equity increased to $19.1 million at June 30, 2011, compared to $18.2 million at December 31, 2010. Days Sales Outstanding (DSO) as of June 30, 2011, was approximately 16.2 days. The Company remains debt-free.

During the six months ended June 30, 2011, warrants to purchase 37,334 shares of common stock were exercised generating $93,335 of net proceeds and warrants to purchase 337,583 shares of common stock were exercised by cashless exercise and as a result, a total of 112,310 shares of common stock were issued.  Additionally, stock options to purchase 83,334 shares of common stock were exercised generating $167,501 of net proceeds during the six months ended June 30, 2011.

*Use of Non-GAAP Measures
In addition to containing results that are determined in accordance with accounting principles generally accepted in the United States of America (GAAP), this press release also contains non-GAAP financial measures.  Adjusted EBITDA, as used in this press release, represents net income (loss) from continuing operations before interest, taxes, depreciation and amortization, adjusted for stock-based compensation and gains or losses on fair value of derivative financial instruments. Adjusted EBITDA is a key indicator used by management to evaluate operating performance. While adjusted EBITDA is not intended to replace any presentation included in the consolidated financial statements under GAAP and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, the Company believes this measure is useful to investors in assessing the Company’s capital expenditures and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of adjusted EBITDA to the nearest comparable GAAP financial measure is included in the financial schedules accompanying this press release. The adjusted financial measure, as well as other information in this press release, should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

**Derivative Accounting for Warrants that are Indexed to an Entity’s Own Stock:
Effective January 1, 2009, we adopted derivative accounting for warrants that are indexed to an entity’s own stock.  We are required to record a non-cash charge to our GAAP results, and thus our financial statements will continue to include this charge going forward until certain events occur and/or conditions are met, as defined in the new regulations. As a result of the Company’s adoption of this accounting standard effective January 1, 2009, approximately 1.7 million of our issued and outstanding common stock purchase warrants previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment and as a result they have been recorded as a liability based on fair value estimates. These common stock purchase warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants using the Black-Scholes option pricing model and all changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire.  Between January 1, 2009, and June 30, 2011, we have amended 681,570 of the remaining 1,219,000 common stock purchase warrants to remove the provisions that resulted in liability treatment, and such amended common stock purchase warrants are now treated as equity as described under Derivative Accounting for Warrants that are Indexed to an Entity’s Own Stock.

Conference Call
As previously announced, Conmed will host a conference call as follows:

Date	Friday, August 12, 2011
Time	8:30 AM ET
U.S. Access	1-877-941-4774
International Access	858-384-5517
Webcast (Live and replay)	www.conmedinc.com or directly at http://viavid.net/dce.aspx?sid=00008B1F

A replay of the conference call will be available by telephone until August 19, 2011, by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use pass code 4464111 to access the replay.

About Conmed
Conmed has provided correctional healthcare services since 1984, beginning in the State of Maryland, and currently serves county and municipal correctional facilities in nine states, including Arizona, Kansas, Maryland, New Jersey, Oklahoma, Oregon, Tennessee, Virginia and Washington. For more information, visit us online at www.conmedinc.com.

Additional Information About the Proposed Transaction With Ayelet
The Company filed a preliminary proxy statement with the Securities and Exchange Commission on July 21, 2011 in connection with the proposed transaction with Ayelet. The information in the preliminary proxy statement is not complete and may be changed. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company in connection with the stockholder meeting to be called to vote on approval of the proposed transaction with Ayelet. The proxy statement will be mailed to the Company’s stockholders.  The Company’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the proposed transaction with Ayelet. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company on its corporate website at www.conmedinc.com.

The Company’s officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction with Ayelet. Information about the Company’s executive officers and directors, and their ownership of the Company’s common stock, is set forth in the proxy statement for the Company’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 22, 2011. Additional information regarding the direct and indirect interests of the Company’s executive officers and directors in the proposed transaction with Ayelet will be set forth in the definitive proxy statement (when available) and other relevant documents regarding the proposed transaction with Ayelet, when filed with the SEC.  Copies of these documents may be obtained, free of charge, as described above.

Forward Looking Statements
This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements that are not historical facts including statements which may be identified by words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "projects," "potentially," or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management, and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control) including, without limitation: potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed Ayelet Transaction; unexpected costs or expenses resulting from the proposed Ayelet Transaction; litigation or adverse judgments relating to the proposed Ayelet Transaction; risks relating to the consummation of the contemplated Ayelet Transaction, including the risk that the required stockholder approval might not be obtained in a timely manner or at all, or that other closing conditions will not be satisfied; other factors not currently anticipated by management which may materially and adversely affect the closing of the Ayelet Transaction; the Company's ability to increase revenue and to continue to obtain new contracts, contract renewals and extensions; inflation exceeding the Company’s projection of the inflation rate of cost of services under multi-year contracts; the ability to obtain bonds; decreases in occupancy levels or disturbances at detention centers; malpractice litigation; the ability to utilize third-party administrators for out-of-facility care; compliance with laws and government regulations, including those relating to healthcare; competition; investigation and auditing of our contracts by government agencies; termination of contracts due to lack of government appropriations; material adverse changes in economic and industry conditions in the healthcare market; negative publicity regarding the provision of correctional healthcare services; dependence on key personnel and the ability to hire skilled personnel; influences of certain stockholders; increases in healthcare costs; insurance; public company obligations; limited liability of directors and officers; the Company’s ability to meet the NYSE Amex continued listing standards; and stock price volatility. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, as amended for the year ended December 31, 2010. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact
Conmed Healthcare Management, Inc.
Thomas W. Fry, 410-567-5529
Chief Financial Officer
tfry@conmed-inc.com

or

In-Site Communications, Inc.
Lisa Wilson, 212-452-2793
lwilson@insitecony.com

Tables follow

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2011 (unaudited)	December 31, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,624,795	$13,270,089
Accounts receivable	3,037,951	2,698,867
Prepaid expenses	566,523	1,158,660
Taxes receivable	137,217	--
Deferred taxes	168,000	144,000
Total current assets	18,534,486	17,271,616
PROPERTY AND EQUIPMENT, NET	754,248	686,116
DEFERRED TAXES	1,227,000	1,321,000
OTHER ASSETS
Service contracts acquired, net	261,000	466,500
Non-compete agreements, net	155,557	216,892
Goodwill	6,263,705	6,263,705
Deposits	56,274	56,475
Total other assets	6,736,536	7,003,572
	$27,252,270	$26,282,304

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,549,162	$1,812,817
Accrued expenses	4,584,979	4,619,613
Taxes payable	--	368,162
Deferred revenue	153,399	599,033
Total current liabilities	7,287,540	7,399,625
DERIVATIVE FINANCIAL INSTRUMENTS	862,258	692,696
SHAREHOLDERS’ EQUITY
Preferred stock, no par value; authorized 5,000,000 shares; zero shares issued and outstanding as of June 30, 2011 and December 31, 2010	--	--
Common stock, $0.0001 par value, authorized 40,000,000 shares; issued and outstanding 13,068,297 and 12,835,319 shares as of June 30, 2011 and December 31, 2010, respectively	1,307	1,284
Additional paid-in capital	39,649,195	38,991,145
Accumulated deficit	(20,548,030)	(20,802,446)
Total shareholders’ equity	19,102,472	18,189,983
	$27,252,270	$26,282,304

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Six Months Ended June 30, 2011	For the Six Months Ended June 30, 2010	For the Three Months Ended June 30, 2011	For the Three Months Ended June 30, 2010

Service contract revenue	$32,967,885	$29,490,123	$16,656,792	$14,738,152

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	18,750,281	16,705,809	9,454,312	8,490,509
Medical expenses	6,891,916	6,011,743	3,472,272	2,872,001
Other operating expenses	1,319,716	941,528	712,785	446,815
Total healthcare expenses	26,961,913	23,659,080	13,639,369	11,809,325

Gross profit	6,005,972	5,831,043	3,017,423	2,928,827

Selling and administrative expenses	4,858,807	3,990,333	2,830,841	1,987,202
Depreciation and amortization	332,526	599,699	160,055	280,170
Total operating expenses	5,191,333	4,590,032	2,990,896	2,267,372

Operating income	814,639	1,241,011	26,527	661,455

OTHER INCOME (EXPENSE)
Interest income	52,244	45,360	23,714	27,291
(Loss) on fair value of derivatives	(355,467)	(47,379)	(225,723)	(3,695)
Total other income (expense)	(303,223)	(2,019)	(202,009)	23,596

Income (loss) before income taxes	511,416	1,238,992	(175,482)	685,051
Income tax expense (benefit)	257,000	613,300	(36,000)	343,000
Net income (loss)	$254,416	$625,692	$(139,482)	$342,051

EARNINGS (LOSS) PER COMMON SHARE
Basic	$0.02	$0.05	$(0.01)	$0.03
Diluted	$0.02	$0.04	$(0.01)	$0.02

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	12,890,680	12,630,115	12,941,704	12,630,657
Diluted	14,375,739	14,242,733	12,941,704	14,280,367

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended June 30, 2011	For the Six Months Ended June 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$254,416	$625,692
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	153,191	140,920
Amortization	179,335	458,779
Amortization of long-term customer agreement	87,500	--
Stock-based compensation	211,332	303,937
Loss on fair value of derivatives	355,467	47,379
Deferred income taxes	70,000	(5,000)
Changes in working capital components
(Increase) in accounts receivable	(339,084)	(211,995)
Decrease in prepaid expenses	592,137	347,325
Decrease in deposits	201	--
Increase in accounts payable	736,345	1,219,602
(Decrease) in accrued expenses	(34,634)	(611,507)
(Decrease) in income taxes payable/receivable	(505,379)	(236,897)
(Decrease) in deferred revenue	(445,634)	(803,169)
Net cash provided by operating activities	1,315,193	1,275,066

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(221,323)	(117,364)
Asset purchase	--	(147,268)
Net cash (used in) investing activities	(221,323)	(264,632)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of warrants and stock options	260,836	2,312
Net cash provided by financing activities	260,836	2,312

Net increase in cash and cash equivalents	1,354,706	1,012,746

CASH AND CASH EQUIVALENTS
Beginning	13,270,089	11,056,143
Ending	$14,624,795	$12,068,889

NON-CASH INVESTING AND FINANCING ACTIVITIES WERE AS FOLLOWS:
Reclassification of warrants from derivative financial instruments to additional paid-in capital upon exercise, at fair value.	$185,905	$--

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	692,379	855,197

CONMED HEALTHCARE MANAGEMENT, INC.
RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS
TO ADJUSTED EBITDA

	For the Six Months Ended June 30, 2011	For the Six Months Ended June 30, 2010	For the Three Months Ended June 30, 2011	For the Three Months Ended June 30, 2010
Net income	$254,416	$625,692	$(139,482)	$342,051
Income tax expense	257,000	613,300	(36,000)	343,000
Interest income	(52,244)	(45,360)	(23,714)	(27,291)
Interest expense	--	--	--	--
Depreciation and amortization	332,526	599,699	160,055	280,170
EBITDA	791,698	1,793,331	(39,141)	937,930
Stock-based compensation	211,332	303,937	106,503	144,506
Loss on fair value of warrants	355,467	47,379	225,723	3,695
Adjusted EBITDA	$1,358,497	$2,144,647	$293,085	$1,086,131